Exhibit 99.1

Company Contacts:
David J. Keller	Hunter Blankenbaker
Chief Financial Officer	Director of Corporate Communications
Telephone: 954-965-6606	Telephone: 800-542-4008
Email: investor@tousa.com	Email: hblankenbaker@tousa.com
TOUSA Reports 90% Increase in Net Income, Raises 2005
Earnings Guidance and Issues 2006 Guidance
Highlights include:
➢	Net income of $45.7 million, a 90% increase

➢	Homebuilding revenues of $615.8 million, a 24% increase

➢	Record homes in backlog of 7,460 (including joint ventures), a 35% increase

➢	Increases 2005 net income guidance to $185 million from $170 million

➢	Issues 2006 net income guidance of $285 million

➢	Announced the completion of Transeastern Homes acquisition
HOLLYWOOD, Fla., August 2, 2005 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the three and six months ended June 30, 2005.
Net income for the second quarter of 2005 increased 90% to $45.7 million (or $0.79 per diluted share) from $24.1 million (or $0.42 per diluted share) for the quarter ended June 30, 2004.
Homebuilding revenues for the second quarter of 2005 were a record $615.8 million, a 24% increase over the $498.3 million of homebuilding revenues in the second quarter of 2004 due to increases in both the number and average sales price of homes delivered. The number of homes delivered increased 32% to 2,215 (including unconsolidated joint ventures) from 1,684 in the second quarter of 2004. The Company’s average selling price on homes delivered increased 5% to $289,000 in the second quarter of 2005, from $275,000 in the second quarter of 2004.
The Company’s gross profit margin as a percentage of home sales increased 390 basis points in the second quarter of 2005 to 23.0% from 19.1% in the second quarter of 2004. The Company’s net profit margin as a percentage of home sales improved 270 basis points in the second quarter of 2005 to 7.9% from 5.2% in the second quarter of 2004.
“We are pleased with our second quarter results and proud of the progress we have made since we successfully completed the integration of our predecessor companies,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “With the integration behind us, we are now able to focus on the strategic growth of our top and bottom lines. We are capitalizing on the strong fundamentals in our more robust markets and focusing on improving the operations in markets where conditions are not as strong.”
Previously, the Company announced a 35% increase in homes in backlog to a record 7,460 homes (including unconsolidated joint ventures) in the second quarter of 2005, from 5,531 homes in the second quarter of 2004. The Company’s sales value of homes in backlog increased 37% to $2.1 billion (excluding unconsolidated joint ventures) in the second quarter of 2005, from $1.5 billion in the second quarter of 2004. The sales value of homes in backlog for unconsolidated joint ventures at June 30, 2005 was $0.4 billion.

The Company’s income from joint ventures was $8.1 million in the second quarter of 2005. The joint ventures delivered 203 homes and generated $68.6 million in revenues in the second quarter of 2005.
For The Six Months Ended June 30, 2005
Net income for the first six months of 2005 increased 71% to $72.1 million (or $1.24 per diluted share) from $42.2 million (or $0.74 per diluted share) for the six months ended June 30, 2004.
Homebuilding revenues for the six months ended June 30, 2005 were $1.1 billion, a 25% increase over the $0.9 billion of homebuilding revenues in the first six months of 2004 due to increases in both the number and average sales price of homes delivered. The number of homes delivered in the first six months of 2005 increased 32% to 4,223 (including unconsolidated joint ventures) from 3,201 in the first six months of 2004. The Company’s average selling price on homes delivered increased 4% to $282,000 in the first six months of 2005 from $272,000 in the first six months of 2004.
The Company’s gross profit margin as a percentage of home sales increased 360 basis points in the six months ended June 30, 2005 to 22.4%, from 18.8% in the six months ended June 30, 2004. The Company’s net profit margin as a percentage of home sales improved 170 basis points in the first six months of 2005 to 6.6%, from 4.9% in the first six months of 2004.
Earnings Guidance
The Company is raising its 2005 annual net income guidance to $185 million (or $3.01 per diluted share) from $170 million (or $2.88 per diluted share), based on 61.5 million fully diluted shares outstanding. This represents a net income increase of 55% over the $120 million of net income reported in 2004. This earnings guidance is based upon the delivery of approximately 10,500 homes (including approximately 2,100 to 2,400 homes from unconsolidated joint ventures). Consolidated revenues for 2005 are expected to approximate $2.4 billion based upon an anticipated average delivery price of $290,000.
Unconsolidated joint ventures are expected to generate revenues of $750 million to $800 million in 2005. The Company’s pretax earnings from management fees and joint venture income are expected to be $50 million to $60 million.
The Company is raising its 2005 EBITDA guidance to $360 million from a range of $335 million to $340 million and anticipates its net profit margin as a percentage of home sales for 2005 will increase by 200 basis points over that realized in 2004. The Company anticipates 285 active communities, including those in the Transeastern joint venture, at the end of 2005.
“Based on our strong results to date, record backlog, improving homebuilding net margin and anticipated gains from periodic land sales, we are increasing our 2005 earnings guidance,” said Mr. Mon.
The Company is also announcing 2006 net income guidance of $285 million (or $4.42 per diluted share), based on an average of 64.5 million fully diluted shares outstanding. This earnings guidance includes the results of the Transeastern joint venture and anticipated gains from periodic land sales, and is based upon the delivery of approximately 15,500 homes (including 6,000 to 6,700 from unconsolidated joint ventures). Consolidated revenues from home sales are expected to approximate $2.8 billion based upon an anticipated average delivery price of $308,000.

Unconsolidated joint ventures are expected to generate revenues of $1.7 billion to $2.0 billion in 2006. The Company’s pretax earnings from management fees and joint venture income are expected to be $110 million to $130 million. The Company expects 2006 EBITDA of $530 million and anticipates its net profit margin as a percentage of home sales for 2006 will improve 100 basis points over 2005. We anticipate approximately 300 active communities at the end of 2006.
“We expect to continue to strengthen our operations and further penetrate our current markets in 2006. Thus, we believe we can achieve the $285 million in net income for 2006, which represents a 54% increase over our 2005 expectations,” said Mr. Mon.
The Company will hold a conference call and web cast on Wednesday, August 3, 2005 at 11:00 a.m. Eastern Time to discuss the second quarter and six months financial results for 2005. Please dial (800) 811-0667 (domestic) or (913) 981-4901 (international) and use the pass code 3140580. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on August 3 and will run through 12:00 a.m. Eastern Time on August 17. The replay telephone numbers are (888) 203-1112 (domestic) and (719) 457-0820 (international) and the code is 3140580.
Website address: www.tousa.com
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.
This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our revenue, earnings, and operating growth and continued improvement in our net profit margin as a percentage of home sales, (ii) our expectations regarding gains from periodic land sales, (iii) our 2005 and 2006 financial and operating guidance, including 2005 and 2006 results to be achieved by our joint ventures. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company and/or its joint ventures to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s decision to intentionally phase sales rates to match production rates in certain high demand markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
HOMEBUILDING:
Revenues:
Home sales	$582.1	$462.5	$1,094.5	$869.3
Land sales	33.7	35.8	54.9	53.9

	615.8	498.3	1,149.4	923.2

Cost of sales:
Home sales	448.2	374.0	849.2	705.6
Land sales	29.9	28.5	46.7	41.2

	478.1	402.5	895.9	746.8

Gross profit	137.7	95.8	253.5	176.4

Selling, general and administrative expenses	77.1	59.4	156.5	115.7

(Income) from joint ventures, net	(8.1)	—	(10.7)	—

Other (income) expense, net	(2.3)	0.7	(4.2)	(0.5)

Homebuilding pretax income	71.0	35.7	111.9	61.2

FINANCIAL SERVICES:
Revenues	11.4	9.4	21.4	18.2
Expenses	9.0	6.9	17.7	12.5

Financial Services pretax income	2.4	2.5	3.7	5.7

Income before provision for income taxes	73.4	38.2	115.6	66.9
Provision for income taxes	27.7	14.1	43.5	24.7

Net income	$45.7	$24.1	$72.1	$42.2

EARNINGS PER COMMON SHARE:
Basic	$0.82	$0.43	$1.29	$0.75

Diluted	$0.79	$0.42	$1.24	$0.74

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	56,083,450	56,060,228	56,078,578	56,053,078

Diluted	58,189,548	57,195,224	58,157,052	57,053,943

CASH DIVIDENDS PER SHARE	$0.015	$0.012	$0.027	$0.012

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except shares and par value)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$73.3	$217.6
Restricted	2.9	8.0
Inventory:
Deposits	186.1	132.8
Homesites and land under development	492.2	341.2
Residences completed and under construction	736.4	671.0
Inventory not owned	103.6	136.2

	1,518.3	1,281.2
Property and equipment, net	25.9	26.7
Investments in unconsolidated joint ventures	82.4	66.6
Advances to unconsolidated joint ventures	15.4	—
Other assets	87.0	71.1
Goodwill	110.7	110.7

	1,915.9	1,781.9

FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	4.2	50.9
Restricted	70.0	69.1
Mortgage loans held for sale	60.9	75.8
Other assets	12.6	9.8

	147.7	205.6

Total assets	$2,063.6	$1,987.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$200.3	$188.9
Customer deposits	90.8	69.1
Obligations for inventory not owned	103.6	136.2
Notes payable	811.5	811.4
	1,206.2	1,205.6

FINANCIAL SERVICES:
Accounts payable and other liabilities	71.7	70.2
Bank borrowings	49.4	49.0

	121.1	119.2

Total liabilities	1,327.3	1,324.8

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 56,093,602 and 56,070,510 shares issued and outstanding at June 30, 2005, and December 31, 2004, respectively	0.6	0.6
Additional paid-in capital	393.3	388.3
Unearned compensation	(11.0)	(9.0)
Retained earnings	353.4	282.8

Total stockholders’ equity	736.3	662.7

Total liabilities and stockholders’ equity	$2,063.6	$1,987.5

Selected Homebuilding Operating Data
The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas and the West (dollars in millions, except average price in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
Deliveries:	Homes	$	Homes	$	Homes	$	Homes	$
Florida	760	$223.3	556	$147.2	1,517	$436.2	1,100	$288.7
Mid-Atlantic	155	64.3	115	43.4	277	111.3	235	88.6
Texas	454	110.2	470	120.1	847	204.3	889	221.2
West	643	184.3	541	151.8	1,238	342.7	975	270.8

Consolidated total	2,012	582.1	1,682	462.5	3,879	1,094.5	3,199	869.3
From unconsolidated joint ventures	203	65.1	2	0.6	344	103.4	2	0.6

Total	2,215	$647.2	1,684	$463.1	4,223	$1,197.9	3,201	$869.9

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
Net Sales Orders(1):	Homes	$	Homes	$	Homes	$	Homes	$
Florida	776	$261.3	971	$289.1	1,482	$514.9	2,056	$589.1
Mid-Atlantic	205	89.5	250	110.3	396	173.4	512	220.9
Texas	735	190.7	453	116.3	1,424	356.5	988	253.5
West	983	310.0	971	267.2	1,818	584.6	1,818	454.0

Consolidated total	2,699	851.5	2,645	782.9	5,120	1,629.4	5,374	1,517.5
From unconsolidated joint ventures	486	179.4	138	42.7	800	282.1	230	70.2

Total	3,185	$1,030.9	2,783	$825.6	5,920	$1,911.5	5,604	$1,587.7

(1) Net of cancellations

	June 30, 2005			June 30, 2004
			Average			Average
Sales Backlog:	Homes	$	Price	Homes	$	Price
Florida	2,861	$977.5	$342	2,502	$724.2	$290
Mid-Atlantic	465	204.0	$439	501	220.0	$439
Texas	1,120	289.6	$259	593	155.6	$262
West	1,889	630.8	$334	1,707	438.0	$257

Consolidated total	6,335	2,101.9	$332	5,303	1,537.8	$290
From unconsolidated joint ventures	1,125	389.1	$346	228	69.6	$305

Total	7,460	$2,491.0	$334	5,531	$1,607.4	$291

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
		Sales		Sales		Sales		Sales
Average Price:	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders
Florida	$294	$337	$265	$298	$288	$347	$262	$287
Mid-Atlantic	$415	$437	$378	$441	$402	$438	$377	$432
Texas	$243	$259	$256	$257	$241	$250	$249	$257
West	$287	$315	$281	$275	$277	$322	$278	$250
Consolidated total	$289	$316	$275	$296	$282	$318	$272	$282
From unconsolidated joint ventures	$321	$369	$309	$309	$301	$353	$309	$305
Total	$292	$324	$275	$297	$284	$323	$272	$283
     Non-GAAP Financial Information
EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income	$45.7	$24.1	$72.1	$42.2
Add: income taxes	27.7	14.1	43.5	24.7
Add: interest in cost of sales	17.7	12.8	32.4	23.5
Add: depreciation and amortization expense	3.2	3.1	6.3	6.4

EBITDA (1)	$94.3	$54.1	$154.3	$96.8

(1)	EBITDA for the full year 2005 and 2006 will be calculated the same way.
EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because we believe that it is an indication of the profitability of our core operations and reflects the changes in our operating results. We do not use EBITDA as a measure of our liquidity because we do not believe it is a meaningful indication of our cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. Our non-GAAP measure has certain material limitations as follows:
•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.
We compensate for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above (dollars in millions).
Supplemental Information
We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our operating segments. Through our Homebuilding operations, we design, build and market high-quality detached single-family residences, town homes and condominiums in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Jacksonville	Baltimore/Southern Pennsylvania	Austin	Central Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio
Tampa / St.
Petersburg
We build homes for inventory and on a pre-sold basis. At June 30, 2005, we had 5,138 homes completed or under construction (including unconsolidated joint ventures), of which approximately 15% were unsold. At June 30, 2005, we had 128 completed unsold homes in our inventory (including unconsolidated joint ventures), of which approximately 19% had been completed for more than 90 days. Our completed unsold homes have decreased by 37% from 203 at December 31, 2004; however, they are up slightly from 106 at March 31, 2005. At June 30, 2005, our completed unsold homes in inventory represent less than 3% of the total homes completed or under construction (and average less than one per active community) as compared to 5% at December 31, 2004. We are actively working to reduce our finished speculative home inventory to reduce carrying costs and to increase our available capital.
We were actively selling homes in 228 communities (including 20 through our unconsolidated joint ventures) and 253 communities at June 30, 2005 and 2004, respectively. The decline in active communities is due to delays associated with bringing new communities on line and the completion of sales activities in other communities. For the three months ended June 30, 2005, total revenues increased 24%, net income increased 90%, net sales orders (including unconsolidated joint ventures) increased 14% and home deliveries (including unconsolidated joint ventures) increased 32% as compared to the same period in the prior year. For the six months ended June 30, 2005, total revenues increased 24%, net income increased 71%, net sales orders (including unconsolidated joint ventures) increased 6% and home deliveries (including unconsolidated joint ventures) increased 32% as compared to the same period in the prior year. Sales value in backlog at June 30, 2005 as compared to June 30, 2004 increased by 37% to $2.1 billion. Our joint ventures had an additional $0.4 billion in sales backlog at June 30, 2005. Our home cancellation rate was approximately 14% for both the three and six months ended June 30, 2005. Our percentage of converting backlog units at the beginning of the quarter to deliveries during the quarter was 34%, which is consistent with the first quarter of 2005. We anticipate that this conversion rate will begin to improve in the last half of the year as a result of our efforts to reduce our sales to delivery timeline. We continue to be impacted by labor and supply shortages and increases in the cost of materials caused by the Florida hurricanes in 2004 and 2005 and expect them to continue for some time.
We have entered into, and expect to expand our use of, joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that additionally build and market homes. The majority of these joint ventures are not consolidated. At June 30, 2005, our investment in these unconsolidated joint ventures was $82.4 million, and we had made short-term advances of $15.4 million to these joint ventures. In addition, we seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At June 30, 2005, we controlled approximately 74,000 homesites (including unconsolidated joint ventures) of which 81% were controlled through various option arrangements.
Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004
Total revenues increased 24% to $627.2 million for the three months ended June 30, 2005, from $507.7 million for the three months ended June 30, 2004. This increase is attributable to an increase in Homebuilding revenues of 24%, and an increase in Financial Services revenues of 21%.
Income before provision for income taxes increased by 92% to $73.4 million for the three months ended June 30, 2005, from $38.2 million for the comparable period in 2004. This increase is attributable to an increase in Homebuilding pretax income to $71.0 million for the three months ended June 30, 2005, from $35.7 million for the three months ended June 30, 2004.
Our effective tax rate was 37.8% and 37.0% for the three months ended June 30, 2005 and 2004, respectively. This increase was due to increases in income in states with higher tax rates.
As a result of the above, net income increased to $45.7 million (or $0.79 per diluted share) for the three months ended June 30, 2005 from $24.1 million (or $0.42 per diluted share) for the three months ended June 30, 2004.
Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
Total revenues increased 24% to $1,170.8 million for the six months ended June 30, 2005, from $941.4 million for the six months ended June 30, 2004. This increase is attributable to an increase in Homebuilding revenues of 25%, and an increase in Financial Services revenues of 18%.
Income before provision for income taxes increased by 73% to $115.6 million for the six months ended June 30, 2005, from $66.9 million for the comparable period in 2004. This increase is attributable to an increase in Homebuilding pretax income to $111.9 million for the six months ended June 30, 2005, from $61.2 million for the six months ended June 30, 2004. This was partially offset by a decline in Financial Services pretax income to $3.7 million for the six months ended June 30, 2005 from $5.7 million for the six months ended June 30, 2004.
Our effective tax rate was 37.7% and 37.0% for the six months ended June 30, 2005 and 2004, respectively. This increase was due to increases in income in states with higher tax rates.
As a result of the above, net income increased to $72.1 million (or $1.24 per diluted share) for the six months ended June 30, 2005 from $42.2 million (or $0.74 per diluted share) for the six months ended June 30, 2004.
Results of Operations
Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004
Homebuilding revenues increased 24% to $615.8 million for the three months ended June 30, 2005, from $498.3 million for the three months ended June 30, 2004. This increase is due primarily to an increase in revenues from home sales to $582.1 million for the three months ended June 30, 2005, from $462.5 million for the comparable period in 2004. The 26% increase in revenue from home sales was due to (1) a 20% increase in home deliveries to 2,012 from 1,682 for the three months ended June 30, 2005 and 2004, respectively, and (2) a 5% increase in the average selling price on homes delivered to $289,000 from $275,000 in the comparable period of the prior year. A significant component of this increase was the 52% increase in revenues from home sales in our Florida region for the three months ended June 30, 2005, as compared to the same period in 2004. This increase was due to a 37% increase in home deliveries and an 11% increase in the average selling price of such homes. In addition to revenue from home sales, we generated $33.7 million in revenue from land sales for the three months ended June 30, 2005, as compared to $35.8 million for the three months ended June 30, 2004. As part of our land inventory management strategy, we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.
Our Homebuilding gross profit increased 44% to $137.7 million for the three months ended June 30, 2005, from $95.8 million for the three months ended June 30, 2004. This increase is primarily due to an increase in revenue from home sales and an improved gross margin on home sales. Our gross margin on home sales increased to 23.0% for the three months ended June 30, 2005, from 19.1% for the three months ended June 30, 2004. This increase from period to period is primarily due to the phasing of sales to maximize revenues and improve margins and improved control over costs, such as the re-engineering of existing products to reduce costs of construction, and the reduction of carrying costs on inventory through improved control over the number of unsold homes completed or under construction, particularly in our Texas and West regions. For the three months ended June 30, 2005, we generated gross profit on land sales of $3.8 million, as compared to $7.3 million for the comparable period in 2004.
SG&A expenses increased to $77.1 million for the three months ended June 30, 2005, from $59.4 million for the three months ended June 30, 2004. SG&A expenses as a percentage of revenues from home sales for the three months ended June 30, 2005 increased to 13.2%, as compared to 12.8% for the three months ended June 30, 2004.
The 40 basis point increase in SG&A expenses as a percentage of home sales revenues is partially due to an increase in compensation expense resulting from increased head count to support our joint venture activities. For the three months ended June 30, 2005, the income associated with these activities is $8.1 million, including management fees of $5.6 million, which is shown separately as income from joint ventures in our consolidated statement of income. This increase was partially offset by a decrease of $1.2 million in stock based compensation expense. For the three months ended June 30, 2005 and 2004, we recognized income of $0.5 million and expense of $0.7 million, respectively, due to the variable accounting treatment of certain stock-based awards which include performance-based accelerated vesting criteria and certain other common stock purchase rights.
Our net profit margin is calculated by dividing net income by home sales revenues. Our net profit margin increased to 7.9% from 5.2% due to improved gross margins and joint venture revenues.
Net Sales Orders and Backlog Units (including joint ventures)
For the three months ended June 30, 2005, net sales orders increased by 14% as compared to the same period in 2004, due to an increase in sales in our Texas and West Regions, which were partially offset by decreases in our Florida and Mid-Atlantic regions from the deliberate phasing of sales to improve gross margins. For the three months ended June 30, 2005, the sales value of these new orders increased by 25% over the three months ended June 30, 2004, due to an increase in the average net sales price to $324,000 from $297,000 over these same periods.
We had 7,460 homes in backlog, as of June 30, 2005, as compared to 5,531 homes in backlog as of June 30, 2004.

Backlog Sales Value (excluding joint ventures)
The sales value of backlog increased 37% to $2.1 billion at June 30, 2005, from $1.5 billion at June 30, 2004, while the average selling price of homes in backlog increased to $332,000 from $290,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to our ability to increase prices in markets with strong housing demand as well as our continued efforts to phase sales, especially in our Florida and Mid-Atlantic regions, to maximize gross margins.
Financial Services
Financial Services revenues increased to $11.4 million for the three months ended June 30, 2005, from $9.4 million for the three months ended June 30, 2004. This 21% increase is due primarily to an increase in the number of closings at our title and mortgage operations offset by reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest rate margin. For the three months ended June 30, 2005, our mix of mortgage originations was 41% adjustable rate mortgages (of which approximately 77% were interest only) and 59% fixed rate mortgages, which is a shift from the comparable period in the prior year of 35% adjustable rate mortgages and 65% fixed rate mortgages. The average FICO score of our homebuyers during the three months ended June 30, 2005 was 729, and the average loan to value ratio on first mortgages was 77%. For the three months ended June 30, 2005, approximately 11% of our homebuyers paid in cash as compared to 12% during the three months ended June 30, 2004. Our mortgage operations capture ratio for non-cash homebuyers increased to 61% for the three months ended June 30, 2005 from 58% for the three months ended June 30, 2004. The number of closings at our mortgage operations increased to 1,204 for the three months ended June 30, 2005, from 1,141 for the three months ended June 30, 2004. Our title operations capture ratio decreased to 87% of our homebuyers for the three months ended June 30, 2005, from 98% for the comparable period in 2004 due to an organizational change in our Phoenix operations causing a loss of closings for the period. However, the number of closings at our title operations increased to 5,938 for the three months ended June 30, 2005, from 5,339 for the same period in 2004. Non-affiliated customers accounted for approximately 75% of our title company revenues for the three months ended June 30, 2005.
Financial Services expenses increased to $9.0 million for the three months ended June 30, 2005, from $6.9 million for the three months ended June 30, 2004. This 30% increase is a result of higher staff levels to support anticipated increased loan activity.
Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
Homebuilding revenues increased 25% to $1,149.4 million for the six months ended June 30, 2005, from $923.2 million for the six months ended June 30, 2004. This increase is due primarily to an increase in revenues from home sales to $1,094.5 million for the six months ended June 30, 2005, from $869.3 million for the comparable period in 2004. The 26% increase in revenue from home sales was due to (1) a 21% increase in home deliveries to 3,879 from 3,199 for the six months ended June 30, 2005 and 2004, respectively, and (2) a 4% increase in the average selling price on homes delivered to $282,000 from $272,000 in the comparable period of the prior year. A significant component of this increase was the 51% increase in revenues from home sales in our Florida region for the six months ended June 30, 2005 as compared to the same period in 2004. This increase was due to a 38% increase in home deliveries and a 10% increase in the average selling price of such homes. In addition to revenue from home sales, we generated revenue from land sales of $54.9 million for the six months ended June 30, 2005, as compared to $53.9 million for the six months ended June 30, 2004. As discussed above, our land sales were a result of our regular review of our land portfolio.

Our Homebuilding gross profit increased 44% to $253.5 million for the six months ended June 30, 2005, from $176.4 million for the six months ended June 30, 2004. This increase is primarily due to an increase in revenue from home sales and an improved gross margin on home sales. Our gross margin on home sales increased to 22.4% for the six months ended June 30, 2005, from 18.8% for the six months ended June 30, 2004. This increase from period to period is primarily due to the phasing of sales to maximize revenues and improve margins and improved control over costs, such as the re-engineering of existing products to reduce costs of construction; and the reduction of carrying costs on inventory through improved control over the number of unsold homes completed or under construction, particularly in our Texas and West regions. For the six months ended June 30, 2005, we generated gross profit on land sales of $8.2 million, as compared to $12.7 million for the comparable period in 2004.
SG&A expenses increased to $156.5 million for the six months ended June 30, 2005, from $115.7 million for the six months ended June 30, 2004. SG&A expenses as a percentage of revenues from home sales for the six months ended June 30, 2005 increased to 14.3%, as compared to 13.3% for the six months ended June 30, 2004.
The 100 basis point increase in SG&A expenses as a percentage of home sales revenues is partially due to an increase in compensation expense resulting from increased head count to support our joint venture activities. For the six months ended June 30, 2005, the income associated with these activities is $10.7 million, including management fees of $6.9 million, which is shown separately as income from joint ventures in the consolidated statement of income. Also contributing to the increase in SG&A expenses is an increase of $2.8 million in stock based compensation expense. For the six months ended June 30, 2005 and 2004, we recognized a compensation charge of $4.5 million and $1.7 million, respectively, due to the variable accounting treatment of certain stock-based awards which include performance-based accelerated vesting criteria and certain other common stock purchase rights.
Our net profit margin is calculated by dividing net income by home sales revenues. Our net profit margin increased to 6.6% from 4.9% due to improved gross margins and joint venture revenues.
Net Sales Orders (including joint ventures)
For the six months ended June 30, 2005, net sales orders increased by 6% as compared to the same period in 2004, due to an increase in sales in our Texas and West Regions, which were partially offset by decreases in our Florida and Mid-Atlantic regions from the deliberate phasing of sales to improve gross margins. For the six months ended June 30, 2005, the sales value of these new orders increased by 20% over the six months ended June 30, 2004, due to an increase in the average net sales price to $323,000 from $283,000 over these same periods.
Financial Services
Financial Services revenues increased to $21.4 million for the six months ended June 30, 2005, from $18.2 million for the six months ended June 30, 2004. This 18% increase is due primarily to an increase in the number of closings at our title and mortgage operations offset by reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest rate margin. For the six months ended June 30, 2005, our mix of mortgage originations was 41% adjustable rate mortgages (of which approximately 73% were interest only) and 59% fixed rate mortgages, which is a shift from the comparable period in the prior year of 33% adjustable rate mortgages and 67% fixed rate mortgages. The average FICO score of our homebuyers during the six months ended June 30, 2005 was 730, and the average loan to value ratio on first mortgages was 77%. For the six months ended June 30, 2005, approximately 10% of our homebuyers paid in cash as compared to 13% during the six months ended June 30, 2004. Our mortgage operations capture ratio for non-cash homebuyers remained stable at 61% for the six months ended June 30, 2005 and 2004. The number of closings at our mortgage operations increased to 2,294 for the six months ended June 30, 2005, from 2,190 for the six months ended June 30, 2004. Our title operations capture ratio decreased to 84% of our homebuyers for the six months ended June 30, 2005, from 95% for the comparable period in 2004, due to an organizational change in our Phoenix operations causing a loss of closings for the period. However, the number of closings at our title operations increased to 10,538 for the six months ended June 30, 2005, from 9,712 for the same period in 2004. Non-affiliated customers accounted for approximately 76% of our title company revenues for the six months ended June 30, 2005.
Financial Services expenses increased to $17.7 million for the six months ended June 30, 2005, from $12.5 million for the six months ended June 30, 2004. This 42% increase is a result of higher staff levels to support anticipated increased loan activity.